Exhibit 10.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Amendment No. 1
To
Fuel Sales Agreement

This Amendment (this “Amendment”), made as of April 22, 2020 (the “Amendment Effective Date”), by and Gevo, Inc., a Delaware corporation (“Seller”), and Delta Air Lines, Inc., a Delaware corporation (“Buyer”), amends the Fuel Sales Agreement dated as of December 11, 2019 (the “Agreement”). Each of Seller and Buyer is referred to in this Amendment as a “Party” and collectively are referred to herein as the “Parties.” Capitalized terms not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	Section 3.3 of the Agreement is hereby amended by replacing “March 1, 2023” with “June 30, 2024”.

2.	The following is hereby added as a new Section 3.5:

“3.5

Notwithstanding any contrary provision hereof, if as of the Commencement Notice Date, the Brent Crude Price is less than $[**], Buyer shall have the right to notify Seller that Buyer is electing to eliminate the take or pay requirements of this Agreement (any such notice, a “Delivery Modification Notice”). Any Delivery Modification Notice issued by Buyer must be delivered to Seller no later than ten (10) days after Buyer’s receipt of Seller’s notice specifying the Commencement Date, after which time Buyer’s right to furnish a Delivery Modification Notice shall expire and the Agreement shall continue in full force and effect pursuant to its terms. If Buyer timely delivers a Delivery Modification Notice to Seller, then for the duration of the term of this Agreement (i) Buyer shall have the right, but not the obligation, to request from time to time that Seller sell Fuel to Buyer at a price to be mutually agreed by the Parties (it being understood that the pricing set forth in Section 5.2 shall not apply) and otherwise on the terms and subject to the conditions set forth herein, (ii) if so requested by Buyer, Seller shall only be obligated to sell Fuel to Buyer on an As Available Basis and Seller shall have no liability whatsoever if for any reason Buyer requests Fuel from Seller but Seller does not supply such Fuel, (iii) Seller shall be free to sell any and all Fuel from Seller’s Facility to third parties without any restrictions or obligations to Buyer whatsoever, and (iv) all of the terms and conditions in this Agreement pertaining to the take or pay nature of the Agreement, including the Minimum Annual Contract Quantity, shall be null and void or modified, as appropriate, mutatis mutandis, to reflect the foregoing.”

3.	Section 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.2	Pricing shall be determined based on the Brent Crude Price as of the Commencement Notice Date, as per the table below.

Brent Crude Price (Commencement Notice Date)	Neat Price (Seller’s Facility)
Between $[**]/bbl and $[**]/bbl	$[**] per gallon
Over $[**]/bbl	$[**] per gallon”

4.	Section 5.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.6

Prior to Financial Closing, upon the request of Seller the Parties shall work together in good faith for up to sixty (60) Days to agree on reasonable credit support terms with the sole purpose of securing Financing through Seller’s Lenders. If, after such sixty (60) Day period, the Parties are unable to agree on reasonable credit support terms mutually acceptable to Buyer, Seller and Seller’s Lenders, Seller shall have the right, at any time prior to Financial Closing, to terminate this Agreement upon twenty (20) days’ written notice to Buyer. If Seller terminates this Agreement pursuant to this Section 5.6, this Agreement shall forthwith be of no further force or effect and neither Party shall have any liability to the other hereunder.”

5.	The following defined terms are added to the definitions contained in Annex I, Section 1:

“As Available Basis” means that Seller, in its sole discretion, has Fuel available for sale from Seller’s Facility for supply to Buyer.

“Brent Crude Price” means the trailing three (3) month average (Globex:CSX) of the prompt-month’s future price of Brent crude in dollars per barrel measured as of the Commencement Notice Date.

“Commencement Notice Date” means the date that Seller provides Buyer with sixty (60) days’ prior written notice of the Commencement Date pursuant to Section 3.2(a).

“Financial Closing” means the earlier of: (a) the date upon which funds are available for distribution by the Lenders to Seller under the initial Financing for the construction of Seller’s Facility; and (b) the date upon which Seller has issued a notice to proceed to commence with construction of Seller’s Facility.

“Financing” means each construction, interim, long-term debt or equity financing, refinancing, and/or credit support arrangement related to all or a portion of the development, construction, or operation of Seller’s Facility.

“Lender” means any Person or agent or trustee of such Person who agrees to provide Financing to Seller’s Facility.

6.	Annex III – Credit Support Requirements, together with its Exhibits and Annexes, is hereby deleted in its entirety.

7.	Section 12.1(e) of Annex 1 to the Agreement is hereby deleted in its entirety.

8.

The last sentence of Section 12.2 of Annex 1 to the Agreement is hereby revised as follows: “For clarity, this shall non-exhaustively include the right to forthwith terminate the Agreement and/or any Location Agreement on written notice to the Defaulting Party.”

9.

This Amendment: (a) constitutes the entire agreement between the parties with respect to the amendment(s) set forth herein and supersedes all prior understandings, agreements, written or oral, between the parties relating thereto; and (b) shall prevail over any conflicting terms and conditions in the Agreement. Except to the extent amended hereby, the Agreement shall be and remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

Gevo, Inc.		Delta Air Lines, Inc.
By	/s/ Timothy J. Cesarek	By	/s/ Matt O’Mahoney
Name	Timothy J. Cesarek	Name	Matt O’Mahoney
Title	Chief Commercial Officer	Title	Managing Director – Jet Fuel Procurement